Exhibit 99.1

NEWS RELEASE

CONTACT:  Phil Franklin,
Vice President, Operations Support, CFO and Treasurer (773) 628-0810

LITTELFUSE REPORTS SECOND QUARTER RESULTS
Announces 11% increase in quarterly dividend

CHICAGO, August 1, 2012 – Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the second quarter of 2012.

Second Quarter Highlights
●
Sales for the second quarter of 2012 increased 10% sequentially to $175.9 million consistent with second quarter guidance and within $1 million of last year’s record second quarter despite over $4 million of unfavorable currency effects related primarily to the weaker euro.

●
Diluted earnings per share for the second quarter of 2012 were $1.07.  This exceeded second quarter guidance but was below second quarter 2011 earnings of $1.11 per share due to unfavorable currency effects related to the weaker euro and stronger Philippine peso.

●	Sales and order trends by business unit were as follows:
o
Electronics sales increased 16% sequentially but declined 9% year-over-year primarily due to swings in distributor inventory levels.  The strong sequential growth resulted from a normalization of channel inventories after a weak first quarter, which was negatively impacted by inventory de-stocking.  The year-over-year decline was primarily the result of a significant channel inventory build in the second quarter of 2011.

o
Automotive sales increased 2% year-over-year due to strong commercial vehicle products sales, growth in automotive fuse sales in the U.S. and Asia and $1.3 million of sales from the recently-completed Accel acquisition.  This was partially offset by $2 million of currency effects from the weaker euro in addition to weaker European demand.

o	Electrical sales increased 25% year-over-year due to continued growth in protection relays and custom products reflecting strong demand from the mining sector.
o	The electronics book-to-bill ratio for the second quarter of 2012 was 1.02.

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●	Cash provided by operating activities was $24.7 million for the second quarter of 2012. Capital expenditures for the second quarter of 2012 were $3.5 million.
●	As previously announced, the company acquired Accel AB, a European-based automotive switch and sensor business on May 31, 2012.

“It was a solid quarter for us,” said Gordon Hunter, Chief Executive Officer. “The electronics business returned to more normal sales and margin levels; the electrical business continued its strong growth trajectory; and the automotive business was able to offset weakness in Europe with growth in the other geographies and strong Cole Hersee performance.”

“Despite significant currency headwinds, our operating margin bounced back into the high teens as the electronics business recovered from the recent inventory correction,” said Phil Franklin, Chief Financial Officer.  “This speaks to the strength of our new business model and the sustainability of our improved margin profile.”

“We are excited about the addition of Accel to our automotive business,” added Hunter.  “As we have come to better know the Accel business and management team over the last two months, we are more convinced than ever that this is a great fit with Littelfuse. We believe this business has excellent organic growth potential and could be a platform for future acquisitions.”

Outlook
“Although we entered the third quarter with a book-to-bill ratio above 1.0, our customers are exhibiting caution reflecting concerns about the global economy,” said Hunter.  “Few of our end markets, outside of mining, have much positive momentum, and distribution channels are closely managing inventories. That said, we believe our new business model can deliver strong financial results even in a less-than-optimal market environment.”
●	Sales for the third quarter of 2012 are expected to be in the range of $170 to $180 million.
●	Earnings for the third quarter of 2012 are expected to be in the range of $1.00 to $1.15 per diluted share.
●
Capital expenditures are expected to increase over the next two quarters due to equipment additions and building expansions in support of growth initiatives. The company expects capital spending for the year to be approximately $25 million. This is down from earlier guidance due to several projects starting later than originally anticipated.

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Dividend
The Board has approved an 11% increase in the quarterly cash dividend from $0.18 to $0.20 per common share.  This dividend is payable on September 6, 2012 to shareholders of record at the close of business on August 22, 2012.

“When we initiated our dividend two years ago, we said we expected to increase the dividend gradually over time,” said Hunter. “Consistent with that expectation, this is the second dividend increase in two years.  While strategic acquisitions are still our highest-priority use of cash, we remain committed to returning a portion of our free cash to shareholders.”

Conference Call Webcast Information
Littelfuse will host a conference call today, Wednesday, August 1, 2012 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the second quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through September 30, 2012 and can be accessed through the Web site listed above.

About Littelfuse
 Founded in 1927, Littelfuse, Inc., the worldwide leader in circuit protection, offers the industry’s broadest and deepest portfolio of circuit protection products and solutions. Littelfuse devices protect products in virtually every market that uses electrical energy, from consumer electronics to automobiles to industrial equipment. In addition to its Chicago, Illinois, world headquarters, Littelfuse has more than 30 sales, distribution, manufacturing and engineering facilities in the Americas, Europe and Asia. Technologies offered by Littelfuse include Fuses; Gas Discharge Tubes (GDTs); Positive Temperature Coefficient Devices (PTCs); Protection Relays; PulseGuard® ESD Suppressors; SIDACtor® Devices; TVS Diode Arrays (SPA™ Family of Products); Switching Thyristors; TVS Diodes and Varistors.  The company also offers a comprehensive line of highly reliable Electromechanical and Electronic Switch and Control Devices for commercial and specialty vehicles and Sensors for automobile safety systems, as well as underground Power Distribution Centers for safe control and distribution of electricity in mining operations.
For more information, please visit the Littelfuse website at www.littelfuse.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in the company’s Form 10-Q for the fiscal quarter ended June 30, 2012. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 31, 2011.

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LITTELFUSE, INC.
Net Sales and Operating Income by Business Unit
(In thousands of USD, unaudited)

	Second Quarter			Year-to-Date
	2012	2011	% Change	2012	2011	% Change

Net Sales
Electronics	$89,508	$98,390	(9%)	$166,562	$185,743	(10%)
Automotive	51,450	50,397	2%	104,076	104,254	0%
Electrical	34,895	27,828	25%	65,793	53,778	22%

Total	$175,853	$176,615	0%	$336,431	$343,775	(2%)

	Second Quarter			Year-to-Date
	2012	2011	% Change	2012	2011	% Change

Operating Income
Electronics	$15,778	$20,700	(24%)	$25,889	$38,363	(33%)
Automotive	6,965	7,731	(10%)	16,471	18,125	(9%)
Electrical	9,353	7,456	25%	15,560	13,995	11%
Other(1)	-	(596)	(100%)	-	(4,274)	(100%)

Total	$32,096	$35,291	(9%)	$57,920	$66,209	(13%)

(1) "Other" includes special items such as acquisition-related costs, restructuring costs, asset impairments, and gains and losses on asset sales.

LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(In thousands of USD, except share amounts)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$168,818	$164,016
Short-term investments	5,475	13,997
Accounts receivable, less allowances	115,874	92,088
Inventories	80,829	75,575
Deferred income taxes	11,302	11,895
Prepaid expenses and other current assets	14,564	14,219
Assets held for sale	6,234	6,592
Total current assets	403,096	378,382
Property, plant and equipment:
Land	4,945	4,888
Buildings	53,811	52,730
Equipment	295,805	281,521
	354,561	339,139
Accumulated depreciation	(238,487)	(220,255)
Net property, plant and equipment	116,074	118,884
Intangible assets, net of amortization:
Patents, licenses and software	9,813	10,753
Distribution network	18,031	19,307
Customer lists, trademarks and tradenames	13,825	14,523
Goodwill	131,713	115,697
	173,382	160,280
Investments	27,508	14,867
Deferred income taxes	3,174	4,191
Other assets	2,136	1,820
Total assets	$725,370	$678,424

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$28,477	$19,934
Accrued payroll	21,122	23,048
Accrued expenses	8,294	8,861
Accrued severance	1,417	1,843
Accrued income taxes	11,901	10,591
Current portion of long-term debt	85,242	85,000
Total current liabilities	156,453	149,277
Accrued post-retirement benefits	10,471	15,292
Other long-term liabilities	11,775	12,752
Total equity	546,671	501,103
Total liabilities and equity	$725,370	$678,424

Common shares issued and outstanding of 21,878,262 and 21,552,529 at June 30, 2012 and December 31, 2011, respectively.

LITTELFUSE, INC.
Consolidated Statements of Comprehensive Income
(In thousands of USD, except share data, unaudited)

	For the Three Months Ended		For the Six Months Ended

	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Net sales	$175,853	$176,615	$336,431	$343,775

Cost of sales	106,291	106,621	206,007	209,078

Gross profit	69,562	69,994	130,424	134,697

Selling, general and administrative expenses	31,189	28,441	59,598	55,836
Research and development expenses	4,887	4,662	10,048	9,457
Amortization of intangibles	1,390	1,600	2,858	3,195
	37,466	34,703	72,504	68,488

Operating income	32,096	35,291	57,920	66,209

Interest expense	421	521	844	857
Other (income) expense, net	(757)	(11)	(656)	(37)

Income before income taxes	32,432	34,781	57,732	65,389
Income taxes	8,828	9,512	16,239	18,542

Net income	$23,604	$25,269	$41,493	$46,847

Net income per share:
Basic	$1.08	$1.13	$1.91	$2.12
Diluted	$1.07	$1.11	$1.88	$2.08

Weighted average shares and equivalent shares outstanding:
Basic	21,778	22,191	21,693	22,034
Diluted	22,074	22,590	22,004	22,460

Diluted Net Income Per Share
Net income as reported	$23,604	$25,269	$41,493	$46,847
Less: income allocated to participating securities	(37)	(103)	(91)	(157)
Net income available to common shareholders	$23,567	$25,166	$41,402	$46,690

Weighted average shares adjusted for securities	22,074	22,590	22,004	22,460

Diluted net income per share	$1.07	$1.11	$1.88	$2.08

Comprehensive income	$15,323	$28,943	$42,354	$61,828

LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(In thousands of USD, unaudited)

	For the Six Months Ended
	June 30, 2012	July 2, 2011

OPERATING ACTIVITIES:
Net income	$41,493	$46,847
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,659	12,311
Amortization of intangibles	2,858	3,195
Non-cash inventory charge*	205	3,678
Stock-based compensation	3,725	3,040
Excess tax benefit on stock-based compensation	(2,246)	(3,685)
Loss (gain) on sale of assets	60	(100)
Changes in operating assets and liabilities:
Accounts receivable	(21,679)	(18,886)
Inventories	(2,150)	(1,475)
Accounts payable	7,173	5,851
Accrued expenses (including post retirement)	(6,930)	581
Accrued payroll and severance	(3,163)	(7,437)
Accrued taxes	1,093	2,888
Prepaid expenses and other	(521)	(739)
Net cash provided by operating activities	32,577	46,069

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(6,747)	(10,559)
Acquisition of business, net of cash acquired	(23,521)	50
Purchase of investment	(10,000)	-
Purchase of short-term investments	(4,616)	-
Proceeds from sales of short-term investments	12,401	-
Proceeds from sale of assets	441	253
Net cash used in investing activities	(32,042)	(10,256)

FINANCING ACTIVITIES:
Proceeds from debt	17,000	85,000
Payments of term debt	-	(49,000)
Payments of revolving credit facility	(17,500)	(40,000)
Debt issuance costs	-	(716)
Cash dividends paid	(7,806)	(6,613)
Proceeds from exercise of stock options	10,698	20,673
Excess tax benefit on stock-based compensation	2,246	3,685
Net cash provided by financing activities	4,638	13,029

Effect of exchange rate changes on cash and cash equivalents	(371)	5,362

Increase in cash and cash equivalents	4,802	54,204
Cash and cash equivalents at beginning of period	164,016	109,720
Cash and cash equivalents at end of period	$168,818	$163,924

* Purchase accounting adjustment related to acquisitions.